Exhibit 1

PILLAR 3 REPORT

INCORPORATING THE REQUIREMENTS OF APS330

June 2017

200

200 years proudly supporting Australia

Westpac Banking Corporation
ABN 33 007 457 141

Pillar 3 report
Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Leverage ratio	10
Credit risk exposures	11
Securitisation	15
Appendix
Appendix I – APS330 Quantitative requirements	18
Disclosure regarding forward-looking statements	19

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

Cover from left: A wheat harvesting image sent to General Manager Sir Alfred Davidson by customers in Perth, circa 1925. Bob MacSmith, fifth generation farmer and Westpac customer, 2016. Bank of New South Wales employee operating Fabacus, the first Australian bank accounting computer used in Sydney, 1965. Bank of New South Wales Walgett branch, employees and their families take refuge from knee-high flood waters, 1890.

Westpac Group June 2017 Pillar 3 Report | 2

Pillar 3 report
Executive summary

	30 June 2017	31 March 2017	30 June 2016
The Westpac Group at Level 2
Common equity Tier 1 capital ratio %	10.0	10.0	10.1
Additional Tier 1 capital %	1.7	1.7	1.8
Tier 1 capital ratio %	11.7	11.7	11.9
Tier 2 capital %	2.3	2.3	2.1
Total regulatory capital ratio %	14.0	14.0	14.0

APRA leverage ratio %	5.2	5.3	4.9

Westpac’s common equity Tier 1 (CET1) capital ratio was 10% at 30 June 2017. The CET1 ratio is in line with 31 March 2017 as the determination of the 2017 interim dividend (78 basis points decrease) was offset by the dividend reinvestment plan which saw 35.6% participation (28 basis points increase), the sale of shares in BT Investment Management Limited (11 basis points increase) and organic capital generation.

Risk weighted assets
$m	30 June 2017	31 March 2017	30 June 2016
Credit risk	352,732	352,713	319,279
Market risk	8,700	7,471	8,235
Operational risk	31,229	31,653	32,713
Interest rate risk in the banking book	8,848	8,143	2,359
Other	5,061	4,402	4,739
Total	406,570	404,382	367,324

Total risk weighted assets (RWA) increased $2.2 billion or 0.5% this quarter:

▪                Credit risk RWA was little changed. Over the period, the increase in RWA from portfolio growth was largely offset by a reduction in RWA from improved credit quality and lower mark-to-market related credit risk; and

▪                Non-credit RWA increased $2.2 billion or 4.2% mostly due to increased RWA for market risk from higher interest rate risk exposure in the trading book.

Exposure at Default

Over the quarter, exposure at default (EAD) increased $20.0 billion (up 2.0%), primarily due to growth in residential mortgage exposures of $10.1 billion and sovereign exposures associated with liquid assets of $7.4 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure1. At 30 June 2017, Westpac’s leverage ratio was 5.2%. APRA has yet to prescribe any minimum leverage ratio requirements.

Regulatory developments - APRA’s announcement on ‘unquestionably strong’ capital standards

On 19 July 2017, APRA released its information paper on ‘Strengthening banking system resilience – establishing unquestionably strong capital ratios’. In its release APRA advised that, under the current capital adequacy framework, the four major Australian banks would require a CET1 capital ratio of at least 10.5% to meet APRA’s unquestionably strong benchmark. APRA also announced that these banks are expected to achieve this ratio by 1 January 2020 at the latest.

APRA also announced its intention to release a discussion paper on proposed revisions to the capital framework later in 2017, with draft prudential standards to be issued from 2018, leading to a release of final prudential standards in 2020. The new prudential standards are anticipated to become effective in early 2021.

1 As defined under Attachment D of APS110: Capital Adequacy

Westpac Group June 2017 Pillar 3 Report | 3

Pillar 3 report
Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●     Capital instruments under Attachment B of APS330; and

●     The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are required to be updated when:

●     A new capital instrument is issued that will form part of regulatory capital; or

●     A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group June 2017 Pillar 3 Report | 4

Pillar 3 report
Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●      Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●      Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●      Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●      insurance;

●      acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●      non-financial (commercial) operations; or

●      special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1  APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]  Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]  Refer to Note 1 of Westpac’s 2016 Annual Financial Report for further details.

Westpac Group June 2017 Pillar 3 Report | 5

Pillar 3 report
Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand1. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

[1]  Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited.

[2]   For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Westpac Group June 2017 Pillar 3 Report | 6

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•     the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

•     consideration of both economic and regulatory capital requirements;

•     a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

•     consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

Westpac’s current preferred range for its common equity Tier 1 (CET1) capital ratio is 8.75% - 9.25%. This range will be reviewed once APRA finalises the capital adequacy framework. In the interim Westpac is seeking to operate above this current preferred range in light of APRA’s Information Paper ‘Strengthening banking system resilience – establishing unquestionably strong capital ratios’.

The current CET1 preferred range takes into consideration:

•      Current regulatory minimums;

•      The capital conservation buffer (CCB) including the Domestic-Systemically Important Bank (D-SIB) surcharge;

•      Stress testing to calibrate an appropriate buffer against a downturn; and

•      Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of ordinary dividend payments.

The CCB applicable to Westpac as at 30 June 2017 totals 3.5% and includes a base requirement of 2.5% and Westpac’s D-SIB surcharge of 1%. Should the CET1 capital ratio fall within the CCB (currently between 4.5% and 8.0%) restrictions on distributions apply. Distributions for this purpose are defined as payment of dividends, discretionary bonuses and Additional Tier 1 capital distributions.

The preferred capital range is not currently impacted by the countercyclical buffer requirement as it is currently set to zero for Australia and New Zealand1.

Westpac’s capital adequacy ratios

%	30 June 2017	31 March 2017	30 June 2016
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.0	10.0	10.1
Additional Tier 1 capital	1.7	1.7	1.8
Tier 1 capital ratio	11.7	11.7	11.9
Tier 2 capital	2.3	2.3	2.1
Total regulatory capital ratio	14.0	14.0	14.0
The Westpac Group at Level 1
Common equity Tier 1 capital ratio	9.9	10.2	10.3
Additional Tier 1 capital	1.8	1.8	2.0
Tier 1 capital ratio	11.7	12.0	12.3
Tier 2 capital	2.6	2.6	2.4
Total regulatory capital ratio	14.3	14.6	14.7

Westpac New Zealand Limited’s capital adequacy ratios

%	30 June 2017	31 March 2017	30 June 2016
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.3	10.7	11.2
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.3	10.7	11.2
Tier 2 capital	2.0	2.1	2.1
Total regulatory capital ratio	13.3	12.8	13.3

1     The countercyclical buffer has been activated in other jurisdictions where Westpac has exposure. Westpac’s countercyclical buffer requirement resulting from these exposures is less than 1 basis point at 30 June 2017.

Westpac Group June 2017 Pillar 3 Report | 7

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

30 June 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	74,074	1,561	75,635	6,051
Business lending	34,395	1,016	35,411	2,833
Sovereign	1,552	1,053	2,605	208
Bank	5,707	17	5,724	458
Residential mortgages	128,195	4,701	132,896	10,632
Australian credit cards	5,972	-	5,972	478
Other retail	13,594	1,061	14,655	1,172
Small business	11,744	-	11,744	940
Specialised lending	56,809	394	57,203	4,576
Securitisation	4,245	-	4,245	340
Mark-to-market related credit risk[3]	-	6,642	6,642	531
Total	336,287	16,445	352,732	28,219
Market risk			8,700	696
Operational risk			31,229	2,498
Interest rate risk in the banking book			8,848	708
Other assets[4]			5,061	405
Total			406,570	32,526

31 March 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	76,210	1,444	77,654	6,212
Business lending	33,735	1,019	34,754	2,780
Sovereign	1,665	1,148	2,813	225
Bank	5,887	62	5,949	476
Residential mortgages	127,111	4,568	131,679	10,534
Australian credit cards	6,009	-	6,009	481
Other retail	13,538	1,049	14,587	1,167
Small business	11,482	-	11,482	919
Specialised lending	56,122	392	56,514	4,521
Securitisation	3,992	-	3,992	319
Mark-to-market related credit risk[3]	-	7,280	7,280	583
Total	335,751	16,962	352,713	28,217
Market risk			7,471	598
Operational risk			31,653	2,532
Interest rate risk in the banking book			8,143	651
Other assets[4]			4,402	352
Total			404,382	32,350

1     Total capital required is calculated as 8% of total risk weighted assets.

2     Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3     Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4   Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group June 2017 Pillar 3 Report | 8

Pillar 3 report
Capital overview

30 June 2016	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	85,213	1,247	86,460	6,917
Business lending	32,285	1,138	33,423	2,674
Sovereign	1,368	1,088	2,456	197
Bank	6,747	44	6,791	543
Residential mortgages	80,678	4,183	84,861	6,789
Australian credit cards	6,242	-	6,242	499
Other retail	14,159	1,115	15,274	1,222
Small business	12,006	-	12,006	961
Specialised lending	57,850	345	58,195	4,656
Securitisation	4,063	-	4,063	325
Mark-to-market related credit risk[3]	-	9,508	9,508	761
Total	300,611	18,668	319,279	25,542
Market risk			8,235	659
Operational risk			32,713	2,617
Interest rate risk in the banking book			2,359	189
Other assets[4]			4,739	379
Total			367,324	29,386

1     Total capital required is calculated as 8% of total risk weighted assets.

2     Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3     Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4     Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group June 2017 Pillar 3 Report | 9

Pillar 3 report
Leverage ratio disclosure

Summary leverage ratio

The following table sets out Westpac’s leverage ratio at 30 June 2017 with comparatives against prior quarters. These have been determined using APRA’s definition of the leverage ratio as specified in Attachment D of APS110: Capital Adequacy.

$ billion	30 June 2017	31 March 2017	31 December 2016	30 September 2016
Tier 1 Capital	47.6	47.2	45.0	45.8
Total Exposures	907.4	892.2	902.2	881.2
Leverage ratio %	5.2%	5.3%	5.0%	5.2%

Westpac Group June 2017 Pillar 3 Report | 10

Pillar 3 report
Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	126,576	74,074	856	491	489	332	182
Business lending	52,156	34,395	643	408	324	183	116
Sovereign	76,533	1,552	2	2	-	-	-
Bank	20,264	5,707	6	6	-	-	-
Residential mortgages	538,458	128,195	1,201	993	305	98	57
Australian credit cards	19,896	5,972	315	244	122	57	242
Other retail	18,319	13,594	565	406	288	146	288
Small business	27,301	11,744	309	199	116	53	51
Specialised Lending	67,312	56,809	892	586	248	110	62
Securitisation	26,690	4,245	-	-	-	-	-
Standardised[2]	16,874	16,445	-	-	21	11	1
Total	990,379	352,732	4,789	3,335	1,913	990	999

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,041	76,210	872	503	557	351	159
Business lending	51,143	33,735	662	402	358	213	57
Sovereign	69,130	1,665	2	2	-	-	-
Bank	20,338	5,887	7	7	-	-	-
Residential mortgages	528,332	127,111	1,155	970	272	86	38
Australian credit cards	19,953	6,009	326	253	123	63	149
Other retail	18,325	13,538	577	426	259	135	170
Small business	26,884	11,482	301	197	109	50	35
Specialised Lending	66,464	56,122	939	582	278	121	40
Securitisation	24,426	3,992	-	-	-	-	-
Standardised[2]	16,331	16,962	-	-	22	11	-
Total	970,367	352,713	4,841	3,342	1,978	1,030	648

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2016	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	137,149	85,213	1,021	520	992	476	(3)
Business lending	48,318	32,285	670	401	352	213	62
Sovereign	69,952	1,368	2	2	-	-	-
Bank	21,490	6,747	21	8	44	14	-
Residential mortgages	510,435	80,678	972	806	206	78	53
Australian credit cards	20,169	6,242	343	284	92	53	226
Other retail	18,808	14,159	600	470	250	135	268
Small business	28,537	12,006	360	202	127	51	51
Specialised Lending	67,671	57,850	916	618	345	156	25
Securitisation	23,135	4,063	-	-	-	-	-
Standardised[2]	15,311	18,668	-	-	26	17	1
Total	960,975	319,279	4,905	3,311	2,434	1,193	683

1     Includes regulatory expected losses for defaulted and non-defaulted exposures.

2     Includes mark-to-market related credit risk.

Westpac Group June 2017 Pillar 3 Report | 11

Pillar 3 report
Credit risk exposures

Exposure at Default by major type

30 June 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	61,180	56,117	9,279	126,576	127,809
Business lending	38,908	13,248	-	52,156	51,650
Sovereign	71,506	1,780	3,247	76,533	72,832
Bank	13,062	1,724	5,478	20,264	20,301
Residential mortgages	459,588	78,870	-	538,458	533,395
Australian credit cards	10,028	9,868	-	19,896	19,925
Other retail	14,610	3,709	-	18,319	18,322
Small business	22,001	5,300	-	27,301	27,093
Specialised lending	52,272	14,035	1,005	67,312	66,888
Securitisation[2]	19,287	7,266	137	26,690	25,558
Standardised	13,274	1,175	2,425	16,874	16,603
Total	775,716	193,092	21,571	990,379	980,376

31 March 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	60,891	57,509	10,641	129,041	132,442
Business lending	37,614	13,529	-	51,143	50,397
Sovereign	63,313	2,073	3,744	69,130	73,596
Bank	12,450	2,157	5,731	20,338	21,184
Residential mortgages	449,596	78,736	-	528,332	525,197
Australian credit cards	10,105	9,848	-	19,953	20,060
Other retail	14,680	3,645	-	18,325	18,592
Small business	21,463	5,421	-	26,884	27,466
Specialised lending	51,518	13,781	1,165	66,464	67,376
Securitisation[2]	18,037	6,206	183	24,426	23,914
Standardised	13,029	1,173	2,129	16,331	16,078
Total	752,696	194,078	23,593	970,367	976,302

30 June 2016	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	62,905	60,903	13,341	137,149	137,008
Business lending	36,178	12,140	-	48,318	47,556
Sovereign	63,043	1,943	4,966	69,952	69,483
Bank	12,749	1,709	7,032	21,490	23,488
Residential mortgages	433,099	77,336	-	510,435	505,062
Australian credit cards	10,177	9,992	-	20,169	20,674
Other retail	15,099	3,709	-	18,808	18,605
Small business	22,515	6,022	-	28,537	27,992
Specialised lending	51,579	14,695	1,397	67,671	66,841
Securitisation[2]	18,858	4,162	115	23,135	23,424
Standardised	12,372	1,442	1,497	15,311	15,071
Total	738,574	194,053	28,348	960,975	955,204

1  Average is based on exposures as at 30 June 2017 and 31 March 2017.

2  The EAD associated with securitisations is for the banking book only.

3  Average is based on exposures as at 31 March 2017, 31 December 2016, and 30 September 2016.

4  Average is based on exposures as at 30 June 2016 and 31 March 2016.

Westpac Group June 2017 Pillar 3 Report | 12

Pillar 3 report
Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

30 June 2017	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	747	243	990	NA	990
for defaulted but not impaired loans	NA	176	176	NA	176
General Reserve for Credit Loss	NA	2,329	2,329	278	2,607
Total provisions for impairment charges	747	2,748	3,495	278	3,773

31 March 2017	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	787	243	1,030	NA	1,030
for defaulted but not impaired loans	NA	173	173	NA	173
General Reserve for Credit Loss	NA	2,310	2,310	311	2,621
Total provisions for impairment charges	787	2,726	3,513	311	3,824

30 June 2016	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	968	225	1,193	NA	1,193
for defaulted but not impaired loans	NA	145	145	NA	145
General Reserve for Credit Loss	NA	2,406	2,406	225	2,631
Total provisions for impairment charges	968	2,776	3,744	225	3,969

Westpac Group June 2017 Pillar 3 Report | 13

Pillar 3 report
Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
30 June 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	32	489	332	68%	182
Business lending	246	324	183	56%	116
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,805	305	98	32%	57
Australian credit cards	-	122	57	47%	242
Other retail	-	288	146	51%	288
Small business	145	116	53	46%	51
Specialised lending	254	248	110	44%	62
Securitisation	-	-	-	-	-
Standardised	20	21	11	52%	1
Total	3,502	1,913	990	52%	999

	Items		Specific	Specific	Actual
31 March 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	23	557	351	63%	159
Business lending	228	358	213	59%	57
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,712	272	86	32%	38
Australian credit cards	-	123	63	51%	149
Other retail	-	259	135	52%	170
Small business	124	109	50	46%	35
Specialised lending	323	278	121	44%	40
Securitisation	-	-	-	-	-
Standardised	22	22	11	50%	-
Total	3,432	1,978	1,030	52%	648

	Items		Specific	Specific	Actual
30 June 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	9 months ended
Corporate	29	992	476	48%	(3)
Business lending	252	352	213	61%	62
Sovereign	-	-	-	-	-
Bank	-	44	14	32%	-
Residential mortgages	2,487	206	78	38%	53
Australian credit cards	-	92	53	58%	226
Other retail	-	250	135	54%	268
Small business	141	127	51	40%	51
Specialised lending	97	345	156	45%	25
Securitisation	-	-	-	-	-
Standardised	11	26	17	65%	1
Total	3,017	2,434	1,193	49%	683

Westpac Group June 2017 Pillar 3 Report | 14

Pillar 3 report
Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
30 June 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	6,454	-
Credit cards	-	-
Auto and equipment finance	530	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	6,984	-

For the 6 months ended
31 March 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,742	-
Credit cards	-	-
Auto and equipment finance	1,978	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	4,720	-

For the 3 months ended
30 June 2016	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,601	-
Credit cards	-	-
Auto and equipment finance	1,320	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	8,921	-

Westpac Group June 2017 Pillar 3 Report | 15

Pillar 3 report
Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

30 June 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,288	-	8,288
Liquidity facilities	-	-	1,018	1,018
Funding facilities	10,999	-	6,166	17,165
Underwriting facilities	-	-	82	82
Lending facilities	-	-	137	137
Warehouse facilities	-	-	-	-
Total	10,999	8,288	7,403	26,690

31 March 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,214	-	7,214
Liquidity facilities	11	-	960	971
Funding facilities	10,703	-	5,298	16,001
Underwriting facilities	-	-	58	58
Lending facilities	-	-	182	182
Warehouse facilities	-	-	-	-
Total	10,714	7,214	6,498	24,426

30 June 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,726	-	6,726
Liquidity facilities	153	-	1,264	1,417
Funding facilities	11,955	-	2,811	14,766
Underwriting facilities	-	-	111	111
Lending facilities	-	-	115	115
Warehouse facilities	-	-	-	-
Total	12,108	6,726	4,301	23,135

Westpac Group June 2017 Pillar 3 Report | 16

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 June 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	297	-	297
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	55	55
Total	-	297	109	406

31 March 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	9	237	-	246
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	50	50
Other derivatives	-	-	65	65
Total	9	237	115	362

30 June 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	16	5	-	21
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	97	97
Other derivatives	-	-	75	75
Total	16	5	172	193

1     EAD  associated with trading book securitisation is not included in EAD by major type on page 12. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group June 2017 Pillar 3 Report | 17

Pillar 3 report
Appendix I - APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 reference		Westpac disclosure	Page

General Requirements
Paragraph 47		Summary leverage ratio	10

Attachment C
Table 3:	(a) to (e)	Capital requirements	8
Capital Adequacy	(f)	Westpac’s capital adequacy ratios	7
		Capital adequacy ratios of major subsidiary banks	7

Table 4:	(a)	Exposure at Default by major type	12
Credit Risk - general disclosures	(b)	Impaired and past due loans	14
	(c)	General reserve for credit loss	13

Table 5:	(a)	Banking Book summary of securitisation activity by asset type	15
Securitisation exposures	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	16
		Trading Book summary of on and off-balance sheet securitisation by exposure type	17

Exchange rates

The following exchange rates were used in this Westpac Pillar 3 report, and reflect spot rates for the period end.

	30 June 2017	31 March 2017	30 June 2016
USD	0.7690	0.7646	0.7426
GBP	0.5908	0.6124	0.5539
NZD	1.0494	1.0938	1.0480
EUR	0.6722	0.7161	0.6693

Westpac Group June 2017 Pillar 3 Report | 18

Pillar 3 report
Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●     regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions;

●     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●     market volatility, including uncertain conditions in funding, equity and asset markets;

●     adverse asset, credit or capital market conditions;

●     the conduct, behaviour or practices of Westpac or its staff;

●     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●     market liquidity and investor confidence;

●     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●     the effects of competition in the geographic and business areas in which Westpac conducts its operations;

●     information security breaches, including cyberattacks;

●     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●     the incidence or severity of Westpac insured events;

●     the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●     internal and external events which may adversely impact Westpac’s reputation;

●     changes to the value of Westpac’s intangible assets;

●     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●     the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

●     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in Westpac’s 2017 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Westpac Group June 2017 Pillar 3 Report | 19